If you are in any doubt as to any aspect of this circular or as to the action to be taken, you should consult your stockbroker or other registered dealer in securities, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in TOM Online Inc., you should at once hand this circular to the purchaser or the transferee or to the bank, stockbroker or other agent through whom the sale was effected for transmission to the purchaser or the transferee.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

(Stock Code: 8282)

DISCLOSEABLE TRANSACTION

Joint Venture with eBay in the People’s Republic of China

This circular will remain on the GEM website at www.hkgem.com on the “Latest Company Announcements” page for at least 7 days from the date of its posting and on the website of TOM Online Inc. at www.tom.com.

10 January 2007

* for identification purpose

GEM has been established as a market designed to accommodate companies to which a high investment risk may be attached. In particular, companies may list on GEM with neither a track record of profitability nor any obligation to forecast future profitability. Furthermore, there may be risks arising out of the emerging nature of companies listed on GEM and the business sectors or countries in which the companies operate. Prospective investors should be aware of the potential risks of investing in such companies and should make the decision to invest only after due and careful consideration. The greater risk profile and other characteristics of GEM mean that it is a market more suited to professional and other sophisticated investors.

Given the emerging nature of companies listed on GEM, there is a risk that securities traded on GEM may be more susceptible to high market volatility than securities traded on the main board of the Stock Exchange and no assurance is given that there will be a liquid market in the securities traded on GEM.

The principal means of information dissemination on GEM is publication on the Internet website operated by the Stock Exchange. Listed companies are not generally required to issue paid announcements in gazetted newspapers. Accordingly, prospective investors should note that they need to have access to the GEM website in order to obtain up-to-date information on GEM-listed issuers.

Page

DEFINITIONS		1
LETTER FROM THE BOARD		4
A.	INTRODUCTION	5
B.	THE DEED	5

1. Date 5

2. Parties 5

3. Investment in the Joint Venture 5

4. Initial Funding 6

5. The Platform 6

6. Shareholders’ contributions 7

7.	Structure chart of the Joint Venture Group immediately	7
before Closing

8. Structure chart of the Joint Venture Group immediately after Closing 8

9. Call option, Put option and Winding-up option 8

10. Conditions Precedent 9

11. Closing 9

C.INFORMATION ON THE JOINT VENTURE AND EENIS	9
D.REASONS FOR ENTERING INTO THE DEED		10
E.GENERAL	10
APPENDIX – GENERAL INFORMATION	12

In this circular, unless the context otherwise requires, the following expressions have the following meanings:

“associates”	has the same meaning as ascribed to it under the GEM Listing Rules

“Board”	the board of directors of the Company

“Business Day”	a day on which banks are generally open for business in the PRC and the U.S. and which is not a Saturday, a Sunday or a public holiday in the PRC or the U.S.

“Closing”	the completion of the transactions contemplated under the Deed

“Company”	TOM Online Inc., a company incorporated in the Cayman Islands with limited liability and whose shares are listed on GEM

“Deed”	the joint venture deed dated 20 December 2006 entered into between the Company, eBay International AG, the Joint Venture and eBay Inc.

“Director(s)”	the directors of the Company

“Eachnet”	eBay International AG’s online platform and operations for the PRC, in operation as at the date of the Deed

“Eachnet Site”	the Eachnet site hosted by eBay International AG at URL www.ebay.com.cn, which is currently operated by EENIS

“eBay Inc.”	eBay Inc., a company incorporated in the State of Delaware, the
U.S. with limited liability. eBay Inc. is independent of and not connected with any of the directors, chief executives,
substantial shareholders or management shareholders of the
Company or any of their respective associates and not a connected person (as defined in the GEM Listing Rules) of the Company

“eBay International AG”	eBay International AG, a company incorporated in Switzerland with limited liability. As at the date of the Deed, eBay International
AG is owned by eBay Inc. eBay International AG is independent of and not connected with any of the directors, chief executives, substantial shareholders or management shareholders of the
Company or any of their respective associates and not a connected person (as defined in the GEM Listing Rules) of the Company

“EENIS”	eBay Eachnet Network Information Services (Shanghai) Co. Ltd., a wholly owned foreign enterprise incorporated in the PRC and is wholly-owned by eBay International AG

“GEM”	the Growth Enterprise Market of the Stock Exchange

“GEM Listing Rules”	the Rules Governing the Listing of Securities on GEM

“Group”	the Company and its subsidiaries

“HK$”	Hong Kong dollars

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Joint Venture”	eBay PRC Holdings (BVI) Inc., a company incorporated in the
British Virgin Islands with limited liability. As at the date of the Deed, the Joint Venture is a wholly-owned subsidiary of eBay
International AG

“Joint Venture Group”	the Joint Venture and its subsidiaries

“Latest Practicable Date”	8 January 2007, being the latest practicable date prior to the printing of this circular for ascertaining certain information contained herein

“Material Breach”	a breach of the Deed resulting from, among other things, failure to meet certain milestones related to the development of and migration to the Platform, failure to fund the Joint Venture, and failure to comply with certain non-compete obligations

“Negative Brand Impact”	certain defined circumstances that may cause tarnishment or other detrimental impact on the eBay brand as a result of the operation of the Platform

“Platform”	the new online platform to be operated by the Joint Venture Group

“PRC” or “China”	the People’s Republic of China

“PRC GAAP”	the accounting principles generally accepted in the PRC

“Pre-IPO Share Option Plan”	the pre-IPO share option plan adopted by the Company on 12 February 2004

“RMB”	Renminbi

“SFO”	the Securities and Futures Ordinance, Chapter 571 of the laws of Hong Kong

“Share Option Scheme”	the share option scheme adopted by the Company on 12 February 2004

“Shareholders”	the shareholders of the Company

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“TOM Group”	TOM Group Limited, a company incorporated in the Cayman Islands with limited liability and whose shares are listed on the Main Board of the Stock Exchange

“U.S.”	United States of America

“US$”	U.S. dollars

(Stock Code: 8282)

Directors:	Registered office:
Frank Sixt* (Chairman)
Susan Chow*(Alternate Director to Frank Sixt)
Tommei Tong* (Vice Chairman)
Wang Lei Lei (Chief Executive Officer)
Jay Chang
Peter Schloss
Elaine Feng
Fan Tai
Gordon Kwong#
Ma Wei Hua#
P.O. Box 309GT Ugland House South Church Street George Town Grand Cayman Cayman Islands British West Indies Head office and principal place of business in the PRC:
Lo Ka Shui# Angela Mak*	8th Floor, Tower W3 Oriental Plaza No.1 Dong Chang An Avenue

• Non-executive Directors Dong Cheng District

# Independent non-executive Directors	Beijing 100738 the PRC

10 January 2007

To the Shareholders

Dear Sir or Madam,

DISCLOSEABLE TRANSACTION
Joint Venture with eBay in the People’s Republic of China

* for identification purpose

A. INTRODUCTION

On 20 December 2006, the Company announced that the Company had entered into the Deed with eBay International AG, an independent third party, under which, the parties have agreed to invest in the Joint Venture, which will carry on the business of owning and operating in the PRC of a mobile and Internet-based marketplace. Immediately after Closing, the Joint Venture will be owned as to 51% by the Company and as to 49% by eBay International AG.

The signing of the Deed constitutes a discloseable transaction of the Company under Chapter 19 of the GEM Listing Rules.

The purpose of this circular is to provide the Shareholders with further information relating to the details of the Joint Venture. This circular also contains information in compliance with the GEM Listing Rules.

B. THE DEED

Set out below is a summary of the principal terms of the Deed.

1.

Date:

20 December 2006

2. Parties:

1. the Company

2. eBay International AG

3. the Joint Venture

4. eBay Inc.

To the best of the Directors’ knowledge, information and belief having made all reasonable enquiry, eBay International AG, eBay Inc. and their ultimate beneficial owner are third parties independent of the Company and connected persons of the Company. The business activities of eBay International AG and eBay Inc. are investment holding.

3. Investment in the Joint Venture

Pursuant to the Deed, the Company and eBay International AG have agreed to invest in and operate the Joint Venture which will carry on the business of owning and operating in the PRC of a mobile and Internet-based marketplace (“Business”).

Immediately after Closing, the Joint Venture will be owned as to 51% by the Company and 49% by eBay International AG. After Closing, the Joint Venture will be treated as a jointly controlled entity of the Company and eBay International AG. Subject to the review of the Company’s auditors, the Company will equity account for the results of the Joint Venture.

The board of directors of the Joint Venture will consist of 6 members. Each of the Company and eBay International AG is entitled to nominate 3 persons as directors of the Joint Venture. The post of the chairman of the Joint Venture Group shall be held in alternative years between a director nominated by the Company and a director nominated by eBay International AG. The first chairman shall be a director nominated by the Company for a term of one year.

eBay International AG will transfer or procure the transfer of all of the equity interests in EENIS to a member of the Joint Venture Group.

4.	Initial Funding

1.	At Closing, eBay International AG will provide an initial funding of US$40 million in cash in the form of capital of the Joint Venture. The Company will subscribe for 51 ordinary shares of US$1 each at par in the capital of the Joint Venture.

2.	At Closing, the Company will enter into a shareholder’s loan agreement with the Joint Venture, under which, the Company will provide a shareholder’s loan in the amount of US$20 million to the Joint Venture. In addition, the Company will provide the contributions as stated in the section headed “Shareholders’ contributions” below. The amount of the shareholder’s loan to be contributed by the Company was determined after arm’s length negotiation between the parties based on the anticipated funding requirements and business plan of the Joint Venture.

3.	If the funding from eBay International AG and the Company (as described in paragraphs 1 and 2 above) have been fully utilized, additional funding in the form of shareholders’ loans, the aggregate amount of which shall not exceed US$10 million, will be provided by eBay International AG and the Company in equal proportions if additional funding is required by the Joint Venture and mutually agreed by both parties.

5.	The Platform

It is intended that the Joint Venture will design, develop, launch and operate a new online platform, which will be branded TOM EACHNET and/or TOM Ò×È¤, to support the Business.

6.	Shareholders’ contributions

1.	eBay International AG will, inter alia, transfer or license to the Joint Venture Group certain trademarks and domain names for the operation of the Business and the Platform and will also provide certain transitional services to the Joint Venture.

2.	the Company will as part of its contribution to the Joint Venture, inter alia, provide leadership and management services related to (but not limited to) business strategy, regulatory compliance, sales and marketing, recruitment and training, and business operations for the operation of the Platform and the Business, leverage its user base to facilitate effective user acquisition for the Platform by marketing the Platform to the Company’s online and mobile users, integrate certain channels of the Company’s portal with various product categories of the Business and provide prominent link for e-commerce and auction at the top of the Company’s portal pages to the new Platform.

7.	Structure chart of the Joint Venture Group immediately before Closing

eBay Inc.

100%

eBay International AG

100% 100%

EENIS

Joint Venture

8. Structure chart of the Joint Venture Group immediately after Closing

eBay Inc.

Company

100%

eBay International AG

49% 51%

Joint Venture

100% (through a member of the Joint Venture Group)

EENIS

9.	Call option, Put option and Winding-up option

If a shareholder of the Joint Venture (“Defaulting Shareholder”) commits an Event of Default (as defined below), the Defaulting Shareholder is entitled to certain termination rights, including, depending on the Event of Default in question, a put, call or wind-down.

“Event of Default” includes a Material Breach of the Deed, a Negative Brand Impact, the insolvency of a shareholder of the Joint Venture, or the insolvency or voluntary dissolution of the Joint Venture.

Each of the Events of Default are associated with certain put, call or wind-down rights that may be exercised by the Defaulting Party or the Non-Defaulting Party, as the case may be. In each case, the put and call may be exercised at a price equal to the equity based calculation of the fair market value of the Joint Venture as determined by 3 independent internationally recognised investment bankers in the manner as agreed by the parties or a discount thereto.

10. Conditions precedent

The Deed is conditional upon, among other things, the following conditions (“Conditions”) having been fulfilled or waived no later than 31 January 2007 (or such other date as the Company and eBay International AG may agree in writing):

(a)	the obtaining of all necessary PRC governmental investment approvals for the transaction; and

(b)	the execution and delivery of the ancillary agreements of the Deed by all of the parties thereto.

As at the Latest Practicable Date, none of the above Conditions has been fulfilled.

11. Closing

Closing will take place on the Business Day immediately after the fulfilment or waiver (as the case may be) of all of the Conditions, currently anticipated to be 31 January 2007, (or such later date as the Company and eBay International AG may agree in writing).

C.	INFORMATION ON THE JOINT VENTURE AND EENIS

The Joint Venture is a company incorporated in the British Virgin Islands with limited liability on 12 September 2006. As at the date of the Deed, the Joint Venture is wholly-owned by eBay International AG. Pursuant to the Deed, the Joint Venture will be owned as to 51% by the Company and as to 49% by eBay International AG at Closing. As the Joint Venture is dormant since its incorporation, therefore no financial information for the past two years is available.

The parties’ respective shareholding percentages in the Joint Venture reflect their commercial agreement in respect of the same.  eBay is of the view that the Company is a valuable joint venture partner and will be able to bring to the Joint Venture their valuable China market knowledge and leverage their active user base, to foster synergy among user communities and distribution channels so as to create enhanced online and mobile trading platforms for buyers and sellers in China.

EENIS is a wholly owned foreign enterprise incorporated in the PRC. As at the date of the Deed, EENIS is wholly-owned by eBay International AG. EENIS is engaged in the business of operating the Eachnet Site, an online auction and marketplace site. Pursuant to the Deed, the entire equity interest in EENIS will be transferred to a member of the Joint Venture Group.

Based on the unaudited management account prepared in accordance with PRC GAAP of EENIS, the unaudited loss of EENIS for the period from 5 July 2004 (date of incorporation) to 31 December 2004 was approximately RMB30,584,993. Based on the unaudited management account prepared in accordance with PRC GAAP of EENIS, the unaudited loss of EENIS for the year ended 31 December 2005 and the 10 months ended 31 October 2006 were approximately RMB68,205,201 and approximately RMB41,282,113, respectively. The unaudited net asset of EENIS as at 31 October 2006 was approximately RMB144,273,877.

The Board does not expect the signing of the Deed will have any immediate material impact on either the earnings or the assets and liabilities of the Group, upon Closing.

D. REASONS FOR ENTERING INTO THE DEED

The new Platform will bring enhanced online and mobile opportunities to buyers and sellers in the PRC, evolving eBay’s participation in the PRC and extending the Company’s wireless service portfolio into m-commerce. Upon the launch of the new Platform, eBay Eachnet users will be invited to transition to the new site, and the Company will work to deliver its user traffic to the site as well.

The Board (including the independent non-executive Directors) believes that the Joint Venture will enable the Company to enlarge its market share in the wireless Internet market and increase its revenues from wireless Internet services.

The Board (including the independent non-executive Directors) considers that the Deed is entered into on normal commercial terms in the ordinary and usual course of business of the Company, and that the terms of the Deed are fair and reasonable and in the interests of the Company so far as the Shareholders are concerned.

If there is any material change to the terms of the Deed, the Company will re-comply with the relevant requirements of the GEM Listing Rules.

E. GENERAL

It is not proposed to make any changes to the Board and there is no appointment of representatives from eBay International AG to the Board upon Closing.

The signing of the Deed constitutes a discloseable transaction of the Company under Chapter 19 of the GEM Listing Rules.

The Company is an internet company in the PRC providing value-added multimedia products and services. It delivers its products and services from its Internet portal to its users both through their mobile phones and through its websites. Its primary business activities include wireless value-added services, online advertising and commercial enterprise solutions.

Your attention is drawn to the additional information set out in the Appendix to this circular.

Yours faithfully,

By Order of the Board
TOM ONLINE INC.

Wang Lei Lei
Chief Executive Officer
and
Executive Director

1. RESPONSIBILITY STATEMENT

This circular, for which the Directors collectively and individually accept full responsibility, includes particulars given in compliance with the GEM Listing Rules for the purpose of giving information with regard to the Company. The Directors, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief:

(a)	the information contained in this circular is accurate and complete in all material respects and not misleading;

(b)	there are no other matters the omission of which would make any statement in this circular misleading; and

(c)	all opinions expressed in this circular have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.

2.	DISCLOSURE OF INTERESTS AND SHORT POSITIONS IN SHARES, UNDERLYING SHARES AND DEBENTURES

.

As at the Latest Practicable Date, the interests and short positions of the Directors and chief executive of the Company in the shares, underlying shares and debentures of the Company or any of its associated corporations (within the meaning of Part XV of the SFO) which were notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which they are taken or deemed to have under such provisions of the SFO), or which were required, pursuant to Section 352 of the SFO, to be entered in the register referred to therein, or which were required, pursuant to the Code of Conduct regarding Securities Transactions by Directors adopted by the Company (“Code of Conduct”), to be notified to the Company and the Stock Exchange, were as follows:

A.	The Company

(a) Long positions in the shares of the Company

Number of shares of the Company
							Approximate
							percentage
Name of		Personal	Family	Corporate	Other		of
Directors	Capacity	Interests	Interests	Interests	Interests	Total	shareholding
Lo Ka Shui	Founder of a	–	–	–	4,700,000	4,700,000	0.110%
	discretionary trust
Angela Mak	Beneficial	2,488	–	–	–	2,488	Below
	owner						0.001%

(b) Rights to acquire shares of the Company

Pursuant to the Pre-IPO Share Option Plan and/or Share Option Scheme, certain Directors were granted share options to subscribe for the shares of the Company. Details of which as at the Latest Practicable Date were as follows:

		Number of
		share options
		outstanding as at		Subscription price
		the Latest		per share of the
Name of Directors	Date of grant	Practicable Date	Option period	Company
				HK$

Wang Lei Lei	16/2/2004	139,264,000	16/2/2004-15/2/2014	1.50

Jay Chang	11/5/2005	18,000,000	11/5/2005-10/5/2015	1.204

Peter Schloss	16/2/2004	10,000,000	16/2/2004-15/2/2014	1.50

Elaine Feng	16/2/2004	3,972,000	16/2/2004-15/2/2014	1.50

Fan Tai	16/2/2004	7,346,000	16/2/2004-15/2/2014	1.50

B.	Associated corporations (within the meaning of the SFO)

(a)	Long positions in the shares of TOM Group

Number of shares of TOM Group
							Approximate
							percentage
Name of		Personal	Family	Corporate			of
Directors	Capacity	Interests	Interests	Interests	Other Interests	Total	shareholding
Wang Lei Lei	Beneficial owner	300,000	–	–	–	300,000	0.01%

Angela Mak	Beneficial owner	44,000	–	–	–	44,000	Below 0.01%

(b) Rights to acquire shares of TOM Group

Pursuant to the pre-IPO share option plan and/or the share option scheme of TOM Group, certain Directors were granted share options to subscribe for the shares of TOM Group, details of which as at the Latest Practicable Date were as follows:

		Number of
		share options		Subscription price
		outstanding as at		per
		the Latest		share of
Name of Directors	Date of grant	Practicable Date	Option period	TOM Group
				HK$

Wang Lei Lei	11/2/2000	9,080,000	11/2/2000-10/2/2010	1.78

	9/10/2003	6,850,000	9/10/2003-8/10/2013	2.505

Tommei Tong	9/10/2003	15,000,000	9/10/2003-8/10/2013	2.505

Angela Mak	11/2/2000	3,026,000	11/2/2000-10/2/2010	1.78

	9/10/2003	6,000,000	9/10/2003-8/10/2013	2.505

(c) Short positions in associated corporations

Mr. Wang Lei Lei has, as of 12 June 2001 (as supplemented on 26 September 2003), granted an option to a wholly-owned subsidiary of the Company in respect of his 20% (RMB20,000,000) equity interest in Beijing Lei Ting Wan Jun Network Technology Limited (“Beijing Lei Ting”) whereby such wholly-owned subsidiary of the Company has the right at any time within a period of 10 years commencing from 26 September 2003 (which may be extended from another 10 years at the option of such wholly-owned subsidiary of the Company) to acquire all of Mr. Wang Lei Lei’s equity interest in Beijing Lei Ting at an exercise price of RMB20,000,000.

Mr. Fan Tai has also, as of 13 December 2004, granted an option to a wholly-owned subsidiary of the Company in respect of his 20% (RMB2,000,000) equity interest in Beijing Lei Ting Wu Ji Network Technology Company Limited (“LTWJi”) whereby such wholly-owned subsidiary of the Company has the right at any time within a period of 10 years commencing from 13 December 2004 (which may be extended for another 10 years at the option of such wholly-owned subsidiary of the Company) to acquire all of Mr. Fan Tai’s equity interest in LTWJi at an exercise price of RMB2,000,000.

Save as disclosed above, none of the Directors or their associates had, as at the Latest Practicable Date, any interests or short positions in any shares, underlying shares or debentures of, the Company or any of its associated corporations (within the meaning of Part XV of the SFO) which would have to be notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests or short positions which they are taken or deemed to have under such provisions of the SFO), or which were required, pursuant to section 352 of the SFO, to be entered in the register referred to therein, or which were required, pursuant to the Code of Conduct, to be notified to Company and the Stock Exchange.

3. INTERESTS AND SHORT POSITIONS OF SHAREHOLDERS

So far as is known to any Director or chief executive of the Company, as at the Latest Practicable Date, the following persons/companies (not being a Director or chief executive of the Company) who have interests or short positions in the shares and underlying shares of the Company as recorded in the register required to be kept under Section 336 of the SFO or have otherwise notified to the Company were as follows:

				Approximate
		No. of shares of		percentage of
Name	Capacity	the Company held		shareholding
Li Ka-shing	Founder of discretionary trusts & interest of controlled corporations	2,814,290,244 (L)	(Note 2)	66.069%

Li Ka-Shing Unity Trustee Corporation Limited (as trustee of The Li Ka-Shing Unity Discretionary Trust)	Trustee & beneficiary of a trust	2,814,290,244 (L)	(Note 2)	66.069%

Li Ka-Shing Unity Trustcorp Limited (as trustee of another discretionary trust)	Trustee & beneficiary of a trust	2,814,290,244 (L)	(Note 2)	66.069%

Li Ka-Shing Unity Trustee Company Limited (as trustee of The Li Ka-Shing Unity Trust)	Trustee	2,814,290,244 (L)	(Note 2)	66.069%

Cheung Kong (Holdings) Limited	Interest of controlled corporations	2,814,290,244 (L)	(Notes 1 and 2)	66.069%

Chau Hoi Shuen	Interest of controlled corporations	425,888,453 (L)	(Note 3)	9.998%

Cranwood Company Limited	Beneficial owner & interest of controlled corporations	212,958,118 (L)	(Note 3)	4.999%

TOM Group Limited	Beneficial owner	2,800,000,000 (L)		65.733%

(L) denotes long position

Notes:

(1)	Easterhouse Limited is a wholly-owned subsidiary of Hutchison International Limited, which in turn is a wholly-owned subsidiary of Hutchison Whampoa Limited. Certain subsidiaries of Cheung Kong (Holdings) Limited in turn together hold one-third or more of the issued capital of Hutchison Whampoa Limited.

Romefield Limited is a wholly-owned subsidiary of Sunnylink Enterprises Limited, which in turn is a wholly-owned subsidiary of Cheung Kong Holdings (China) Limited. Cheung Kong Holdings (China) Limited is a wholly-owned subsidiary of Cheung Kong Investment Company Limited, which in turn is a wholly-owned subsidiary of Cheung Kong (Holdings) Limited.

Easterhouse Limited and Romefield Limited together hold more than one-third of the issued share capital of TOM Group Limited, and therefore Cheung Kong (Holdings) Limited is entitled to exercise or control the exercise of more than one-third of the voting power at the general meetings of TOM Group Limited. By virtue of the SFO, Cheung Kong (Holdings) Limited is deemed to be interested in the 9,526,833 shares of the Company, 4,763,411 shares of the Company and 2,800,000,000 shares of the Company held by Easterhouse Limited, Romefield Limited and TOM Group Limited respectively.

(2)	Li Ka-Shing Unity Holdings Limited, of which each of Mr. Li Ka-shing, Mr. Li Tzar Kuoi, Victor and Mr. Li Tzar Kai, Richard is interested in one-third of the entire issued share capital, owns the entire issued share capital of Li Ka-Shing Unity Trustee Company Limited. Li Ka-Shing Unity Trustee Company Limited as trustee of The Li Ka-Shing Unity Trust, together with certain companies which Li Ka-Shing Unity Trustee Company Limited as trustee of The Li Ka-Shing Unity Trust is entitled to exercise or control the exercise of more than one-third of the voting power at their general meetings, hold more than one-third of the issued share capital of Cheung Kong (Holdings) Limited.

In addition, Li Ka-Shing Unity Holdings Limited also owns the entire issued share capital of Li Ka-Shing Unity Trustee Corporation Limited (“TDT1”) as trustee of The Li Ka-Shing Unity Discretionary Trust (“DT1”) and Li Ka-Shing Unity Trustcorp Limited (“TDT2”) as trustee of another discretionary trust (“DT2”). Each of TDT1 and TDT2 hold units in The Li Ka-Shing Unity Trust.

By virtue of the SFO, Mr. Li Ka-shing, being the settlor and may being regarded as a founder of each of DT1 and DT2 for the purpose of the SFO, Li Ka-Shing Unity Trustee Corporation Limited, Li Ka-Shing Unity Trustcorp Limited, Li Ka-Shing Unity Trustee Company Limited and Cheung Kong (Holdings) Limited are all deemed to be interested in the 9,526,833 shares of the Company, 4,763,411 shares of the Company and 2,800,000,000 shares of the Company held by Easterhouse Limited, Romefield Limited and TOM Group Limited respectively.

(3)	Schumann International Limited and Handel International Limited are companies controlled by Cranwood Company Limited. Devine Gem Management Limited is a company controlled by Ms. Chau Hoi Shuen. Ms. Chau Hoi Shuen is entitled to exercise more than one-third of the voting power at the general meetings of Cranwood Company Limited.

By virtue of the SFO, Cranwood Company Limited is deemed to be interested in 5,800,000 shares of the Company and 3,174,117 shares of the Company held by Schumann International Limited and Handel International Limited respectively in addition to 203,984,001 shares of the Company held by itself.

By virtue of the SFO, Ms. Chau Hoi Shuen is deemed to be interested in 203,984,001 shares of the Company, 5,800,000 shares of the Company, 3,174,117 shares of the Company and 212,930,335 shares of the Company held by Cranwood Company Limited, Schumann International Limited, Handel International Limited and Devine Gem Management Limited respectively.

So far as is known to any Director or chief executive of the Company, as at the Latest Practicable Date, the following company was interested in 10% of the equity interest of a subsidiary of the Company:

		Number and class of	Percentage of
Name of subsidiary	Name of shareholder	shares held	shareholding
Beijing GreaTom United	Great Wall
Technology Company	Technology Company	Registered capital
Limited	Ltd.	RMB2,500,000	10%
Beijing Huan Jian Shu Meng Network Technology		Registered capital
Limited	Kong Yi	RMB25,000	25%
Indiagames Limited	Vishal P. Gondal	104,240 ordinary	16.82%
		shares
Indiagames Limited	CSI BD (Mauritius)	61,976 ordinary	10%
		shares
Tel-Online Limited	Skype	49 ordinary shares	49%
	Communications
	S.á.r.l.

Save as disclosed above, as at the Latest Practicable Date, the Directors are not aware of any other persons or corporation having an interest or short position in the shares and underlying shares of the Company which fall to be disclosed to the Company under the provisions of Divisions 2 and 3 of Part XV of the SFO, or who is interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of the Group.

4. COMPETING INTERESTS

(a) Directors

Mr. Frank Sixt and Mrs. Susan Chow, the Chairman of the Company and the alternate Director to Mr. Frank Sixt respectively, are executive directors of Hutchison Whampoa Limited (“HWL”), Cheung Kong Infrastructure Holdings Limited (“CKI”) and directors of certain of their respective associates (collectively referred to as “HWL Group” and “CKI Group” respectively). In addition, Mr. Frank Sixt is a non-executive director of Cheung Kong (Holdings) Limited (“CKH”) and Hutchison Telecommunications International Limited (“HTIL”) and director of certain of their associates (collectively referred to as “CKH Group” and “HTIL Group” respectively). Mrs. Susan Chow is an alternate director of HTIL and director of certain of its associates. HWL Group is engaged in e-commerce and general information portals. Both the CKH Group and the CKI Group are engaged in information technology, e-commerce and new technology. HTIL Group is engaged in providing mobile and fixed-line telecommunications services, including multimedia services and mobile and fixed-line Internet services and Intranet services. The Directors believe that there is a risk that such businesses may compete with those of the Group.

Mr. Gordon Kwong, an independent non-executive Director, owns approximately 2.2% interest in ChinaHR.com Corp, which is a company in the PRC that engages in online job search. He is also an independent non-executive director of Quam Limited (“Quam”) and New World Mobile Holdings Limited (“New World”). Quam is an internet company that mainly deals with financial services and New World is a mobile phone operator provides mobile internet technology and related services in Hong Kong and China. The Directors believe that there is a risk that such businesses may compete with those of the Group.

Dr. Lo Ka Shui, an independent non-executive Director, is the chairman and managing director and, is interested or deemed to be interested in approximately 44.91% of the issued share capital of Great Eagle Holdings Limited (“Great Eagle”), the shares in which are listed on the Main Board of the Stock Exchange. An associated company of Great Eagle is engaged in, among other things, online job search business in the PRC. He is also an independent non-executive director of China Mobile (Hong Kong) Limited (“China Mobile”), the shares in which are listed on the Main Board of the Stock Exchange. China Mobile is engaged in telecommunications business in the PRC. The Directors believe that there is a risk that such businesses may compete with those of the Group.

(b) Management shareholders

TOM Group, an initial management shareholder of the Company, and its subsidiaries are engaged in diversified businesses, which include, inter alia, the provision of certain online services ancillary to their business divisions.

Cranwood Company Limited, an initial management shareholder of the Company, has two wholly owned subsidiaries whose businesses consist of the provision of mobile content products and online services. Another wholly owned subsidiary of Cranwood Company Limited has a minority interest in a company which is engaged in internet mobile businesses. The Directors believe that there is a risk that such businesses may compete with those of the Group.

Save as disclosed above, none of the Directors or the management shareholders of the Company (as defined under the GEM Listing Rules) or their respective associates have any interests in a business, which competes or may compete with the business of the Group.

5. OUTSTANDING SHARE OPTIONS

As at the Latest Practicable Date, options to subscribe for an aggregate of 199,564,210 shares of the Company granted pursuant to the Pre-IPO Share Option Plan and Share Option Scheme were outstanding. Details of which are as follows:

				Option period*
				(commencing
			Subscription price	from date of
		No. of	per share of the	grant and terminating
Date of grant	No. of share options	employees	Company	ten years thereafter)
			HK$

16/2/2004	181,564,210	281	1.50	16/2/2004 – 15/2/2014

11/5/2005	18,000,000	1	1.204	11/5/2005 – 10/5/2015

*	Those options that have been vested may be exercised within the option period unless they have been cancelled. Generally, the options are vested in different tranches subject to conditions set out in the offer letter.

6. LITIGATION

No member of the Group is engaged in any litigation or arbitration of material importance and there is no litigation or claim of material importance known to the Directors to be pending or threatened against any member of the Group.

7. SERVICE CONTRACTS

None of the Directors has any service contracts with any member of the Group which is not terminable by the Company within one year without payment of compensation (other than statutory compensation).

8. GENERAL

(a)	The registered office of the Company is at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

(b)	The head office and principal place of business of the Company in the PRC are at 8th Floor, Tower W3, Oriental Plaza, No.1 Dong Chang An Avenue, Dong Cheng District, Beijing 100738, the PRC. The principal place of business of the Company in Hong Kong is at 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong.

(c)	The share registrar and transfer office of the Company is Computershare Hong Kong Investor Services Limited at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.

(d)

The Compliance Officer of the Company is Mr. Peter Schloss. Mr. Schloss holds a B.A. in Political Science and a J.D. from Tulane University. He was general counsel at IBM China/Hong Kong Corporation from 1989 to 1991. From 1991 to 1996, he was general counsel of Satellite Television Asian Region Limited, or STAR TV, and was a director of that company from 1993 to 1996, as well as a director of Asia Satellite Telecommunications Company Limited from November 1991 to June 1993. He was also managing director of ING Barings and head of its Asian Media, Internet and Technology Group from 1999 to 2001 and managing director of Mediavest Limited before joining the Company in December 2003.

(e)	The Qualified Accountant of the Company is Ms. Nora Tsang. Ms. Tsang holds a Bachelor’s degree in Accountancy from the City University of Hong Kong. She is a member of the Hong Kong Institute of Certified Public Accountants and a fellow member of the Association of Chartered Certified Accountants.

(f)

The Company Secretary of the Company is Ms. Pessy Yu. Ms. Yu holds a Master of Arts degree in Jurisprudence from the Oxford University and has been admitted as a solicitor in Hong Kong, and England and Wales.

(g)

The Company has established an audit committee in February 2004, in accordance with the GEM Listing Rules, which reviews the internal accounting procedures and considers and reports to the board of directors of the Company with respect to other auditing and accounting matters, including selection of independent auditors, the scope of annual audits, fees to be paid to the independent auditors and the performance of the independent auditors. The audit committee comprises three independent non-executive Directors, namely Mr. Gordon Kwong, Mr. Ma Wei Hua and Dr. Lo Ka Shui, further details of whom are set out below:

Mr. Gordon Kwong, aged 57, has a Bachelor of Social Science degree from the University of Hong Kong and is a fellow member of the Institute of Chartered Accountants in England and Wales. Mr. Kwong has also been serving as a member of the remunerations committee and the nominations committee of the Company and the chairman of the audit committee of the Company since 12 February 2004. He is also an independent non-executive director of a number of companies listed on the Stock Exchange, namely COSCO International Holdings Limited, Tianjin Development Holdings Limited, Beijing Capital International Airport Company Limited, Frasers Property (China) Limited, NWS Holdings Limited, China Oilfield Services Limited, Concepta Investments Limited, China Chengtong Development Group Limited, Global Digital Creations Holdings Limited, Ping An Insurance (Group) Company of China, Limited, Quam Limited, China Power International Development Limited, New World Mobile Holdings Limited, Henderson Land Development Company Limited, Henderson Investment Limited and Agile Property Holdings Limited. From 1984 to 1998, Mr. Kwong was a partner of Pricewaterhouse and was a council member of the Stock Exchange from 1992-1997. Mr. Kwong previously served as a non-executive director of COSCO Pacific Limited until his resignation in January 2006 and was an independent non-executive director of Henderson China Holdings Limited which was privatized in July 2005.

Mr. Ma Wei Hua, aged 58, obtained a Ph.D in Economics from Southwestern Finance and Economics University in 1998. Mr. Ma has also been a member of the remunerations committee and the nominations committee of the Company since 12 February 2004. He is also the president and chief executive officer of China Merchants Bank.

Dr. Lo Ka Shui, aged 59, graduated with Bachelor of Science degree from McGill University and a M.D. from Cornell University. He was certified in cardiology from University of Michigan Hospital. Dr. Lo has also been a member of the remunerations committee and nominations committee of the Company since 30 September 2004. He is the chairman and managing director of Great Eagle Holdings Limited. He is also a non-executive director of The Hongkong and Shanghai Banking Corporation Limited, Shanghai Industrial Holdings Limited, Phoenix Satellite Television Holdings Limited, China Mobile (Hong Kong) Limited and some other listed public companies in Hong Kong. He is also a director of Hong Kong Exchanges and Clearing Limited, a vice president of the Real Estate Developers Association of Hong Kong, a Trustee of the Hong Kong Centre for Economic Research and a Board Member of the Airport Authority. Dr. Lo has more than 26 years’ experience in property and hotel development and investment both in Hong Kong and overseas.

(h) The English text of this circular shall prevail over the Chinese text.